EXHIBIT 2.2

Eastern Standard LLC

8 The Green

Dover, Delaware 19901

October 18, 2023

Eastern Standard, LLC, Mark Gisi, James Keller and Vincent Giordano

PO Box 275

Linwood, NJ 08221

Ladies & Gentlemen:

Re: Agreements Regarding Closing

Reference is made to the Asset Purchase Agreement, between Eastern Standard LLC, a Delaware limited liability company (“Buyer”) and Eastern Standard, LLC, a Pennsylvania limited liability company, Mark Gisi, James Keller and Vincent Giordano (collectively, “Seller”), dated as of September 20, 2024, to be effective October 1, 2024 (the “Purchase Agreement”). This Letter Agreement is intended to set forth certain agreements and understandings with respect to the closing of the transactions provided for in the Purchase Agreement and hereby amends the Purchase Agreement to reflect such agreements and understandings as follows:

1. Defined Terms. Each capitalized but undefined term used in this Letter Agreement will have the meaning given to it in the Purchase Agreement.

2. Closing Date. The Closing Date is October 18, 2024, effective for economic purposes as of October 1, 2024.

3. Execution. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Letter Agreement or any counterpart provision may be executed and delivered by electronic communications by portable document format (.pdf) each of which will be deemed an original.

4. Ratification of Purchase Agreement. Except as set forth herein, the Purchase Agreement remains unchanged and is hereby ratified and confirmed.

5. Governing Law. This Letter Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

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If the foregoing correctly sets forth our agreement, please so confirm by signing a copy of this Letter Agreement below.

Very truly yours, EASTERN STANDARD LLC By: Onfolio Holdings Inc., its Manager

By:	/s/ Dominic Wells
Dominic Wells, CEO

Agreed and accepted as of the date first above written.

EASTERN STANDARD, LLC

By:	/s/James Keller
James Keller, President

JAMES KELLER

/s/James Keller

MARK GISI

/s/ Mark Gisi

VINCENT GIORDANO

/s/ Vincent Giordano

ONFOLIO HOLDINGS INC.

By:	/s/ Dominic Wells
Dominic Wells

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